                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             POLYPHASE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                             POLYPHASE CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                      [POLYPHASE CORPORATION LETTERHEAD]



                                  May 6, 1999



Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Polyphase Corporation (the "Company"), which will be held at The Sheraton Gateway Hotel, Los Angeles Airport located at 6101 West Century Boulevard, Los Angeles, California, on the 27/th/ day of May, 1999 at 1:00 p.m. Pacific Time.

     At the Annual Meeting, you will be asked to consider and vote upon the following: (1) the election of four directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified; (2) a proposal to approve an amendment to the 1994 Employee Stock Option Plan for Polyphase Corporation (the "1994 Employee Plan") to increase the number of shares of common stock authorized and reserved for issuance upon the exercise of stock options granted pursuant to the 1994 Employee Plan by 750,000 shares,from 1,000,000 shares to 1,750,000 shares; (3) a proposal to approve the filing of an additional listing application with the American Stock Exchange, Inc. ("AMEX"), enabling the Company to issue shares of common stock in excess of restrictive limits set forth by the AMEX Company Guide Section 713; and (4) the transaction of any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     Whether or not you plan to attend the meeting, please date, sign, and return the enclosed proxy for your shares of stock in the enclosed prepaid envelope. Your cooperation in returning your executed proxy promptly is appreciated. If you do attend the meeting, you may vote in person, which will effectively revoke any proxy previously submitted.

                                    Sincerely,



                                    James Rudis
                                    Chairman of the Board and
                                    Chief Executive Officer

                             POLYPHASE CORPORATION
                            4800 BROADWAY, SUITE A
                             ADDISON, TEXAS 75001

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

To the Stockholders of Polyphase Corporation:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Polyphase Corporation, a Nevada corporation (the "Company"), will be held at The Sheraton Gateway Hotel, Los Angeles Airport located at 6101 West Century Boulevard, Los Angeles, California, on the 27/th/ day of May, 1999 at 1:00 p.m. Pacific Time for the following purposes:

          1. To elect four directors of the Company to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified; and

          2. To consider and act upon a proposal to approve an amendment to the 1994 Employee Stock Option Plan for Polyphase Corporation (the "1994 Employee Plan") to increase the number of shares of common stock, par value $.01 per share (the "Common Stock"), authorized and reserved for issuance upon exercise of stock options granted pursuant to the 1994 Employee Plan by 750,000 shares from 1,000,000 shares to 1,750,000 shares; and

          3. To consider and act upon a proposal to approve the filing of an additional listing application with the American Stock Exchange, Inc. ("AMEX"), enabling the Company to issue shares of common stock in excess of restrictive limits set forth by the AMEX Company Guide Section 713; and

          4. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on April 19, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten
(10) days prior to the Annual Meeting.

     You are cordially invited to attend the Annual Meeting; WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. Your proxy will be returned to you if you should be present at the Annual Meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Michael F. Buck, Secretary



May 6, 1999
Addison, Texas

                             POLYPHASE CORPORATION
                            4800 BROADWAY, SUITE A
                             ADDISON, TEXAS 75001

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 27, 1999

                          ___________________________

                   SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying proxy is solicited by the Board of Directors on behalf of Polyphase Corporation, a Nevada corporation (the "Company"), to be voted at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 27/th/, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1; IN FAVOR OF THE PROPOSAL SPECIFIED IN PROPOSAL 2; IN FAVOR OF THE PROPOSAL SPECIFIED IN PROPOSAL 3; AND IN THE DISCRETION OF THE NAMED PROXIES WITH RESPECT TO ANY MATTERS PROPERLY PRESENTED IN PROPOSAL 4.

     Management does not intend to present any business at the Annual Meeting for a vote other than Proposal 1, Proposal 2 and Proposal 3 and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

     The executive offices of the Company are located at, and the mailing address of the Company is, 4800 Broadway, Suite A, Addison, Texas 75001.

     This proxy statement (the "Proxy Statement") and accompanying proxy are being mailed on or about May 6, 1999. The Company's Annual Report on Form 10-K, as amended, covering the fiscal year ended September 30, 1998 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

     Any stockholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date, or by giving written notice of revocation to the Company addressed to Michael F. Buck, Secretary, Polyphase Corporation, 4800 Broadway, Suite A, Addison, Texas 75001; no such revocation shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of the Company's common stock, par value $.01 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

     The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock and other costs of solicitation, are to be borne by the Company.

                               QUORUM AND VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 19, 1999 (the "Record Date"). On the Record Date, there were 17,812,464 shares of Common Stock issued and outstanding.

     Each holder of Common Stock as of the Record Date is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor its bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock voting at the meeting is required for the election of each of the nominees for director and for the approval of Proposal 2 and Proposal 3. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum, and will have no effect on the outcome of Proposal 1, Proposal 2 or Proposal 3.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by each person or group who owned, to the Company's knowledge, more than five percent of the Common Stock, each nominee and each of the Company's directors, the Company's Chief Executive Officer, and all of the Company's directors and executive officers as a group.

                                                                                                PERCENT
                                                      AMOUNT AND NATURE OF BENEFICIAL             OF
          NAME                                                  OWNERSHIP (1)                   CLASS (1)
---------------------------------------------------   -------------------------------           ----------
James Rudis........................................                557,900  (2)                     3.1%

William E. Shatley.................................                404,700  (3)                     2.2

Michael F. Buck....................................                 60,100  (4)                       *

George R. Schrader.................................                 80,000  (5)                       *

Harold Estes.......................................              3,921,200  (6)                    22.0

Infinity Investors Limited.........................              1,762,665  (7)                     9.0

Paul A. Tanner.....................................                     **  (8)                      **

All directors and executive officers as a group (4
 persons)..........................................              1,102,700  (9)                     6.0


     ________________
     *   Less than 1%.
     **  Not available.

     (1) Except as noted, to the knowledge of the Company, the listed persons and entities have sole investment power and sole voting power as to all shares of Common Stock for which they are identified as being the beneficial owners. Information as to beneficial ownership has been furnished to the Company by such persons. Such presentation is based on 17,812,464 shares of Common Stock outstanding as of the Record Date.

     (2) Includes 276,500 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

     (3) Includes 246,500 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date. Includes 158,200 shares that Mr. Shatley may be deemed to beneficially own as a general partner in a family limited partnership.

     (4) Includes 60,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

     (5) Includes 80,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

     (6) Mr. Estes' address is Highway 59 South, Route 15, Box 9475, Lufkin, Texas 75901. Includes 2,000,000 shares owned by the Pyrenees Group, for which Mr. Estes has sole voting power, and which is held as collateral by Mr. Estes on the Company's note payable to Mr. Estes.

     (7) The address of Infinity Investors Limited ("Infinity") is 38 Hertford Street, London W1Y7TG, England. The number of shares reportedly held by Infinity consists solely of 1,762,665 shares, 9.0% of the class on an "as converted" basis, of Common Stock into which certain of the Company's preferred stock (and accrued dividends thereon) held by Infinity is convertible within 60 days subsequent to the Record Date.

     (8) Mr. Tanner resigned as the Company's Chairman, Chief Executive Officer and Director in February 1998. At the effective time of his resignation, all stock options held by Mr. Tanner were canceled for no consideration of any kind, and Mr. Tanner is no longer eligible to participate in any stock option plan of the Company. The Company is unable to determine the number of shares which may have been held by Mr. Tanner as of the Record Date. Furthermore, there have been no reports made to the Securities and Exchange Commission by Mr. Tanner with respect to such holdings.

     (9) Includes 663,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

     The bylaws of the Company provide that the number of directors that shall constitute the whole board shall be not less than one (1) nor more than nine
(9). The number of directors presently comprising the Board of Directors is four
(4).

NOMINEES

     Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the next annual meeting of stockholders or until their respective successors shall have been duly elected and shall have qualified. Each of the nominees is presently a director of the Company.

     Information regarding each nominee is set forth in the table and text below:

                                           YEAR FIRST
                                             ELECTED                 PRESENT
          NOMINEE               AGE          DIRECTOR             OFFICE(S) HELD
          -------               ---          --------             --------------
     James Rudis                49             1992               Chairman of the Board of
                                                                  Directors, President and Chief
                                                                  Executive Officer

     William E. Shatley         52             1998               Senior Vice President,
                                                                  Treasurer,
                                                                  Chief Financial Officer and
                                                                  Director

     Michael F. Buck            61             1989               Secretary and Director

     George R. Schrader         68             1994               Director


     JAMES RUDIS was elected to the Board of Directors in December 1992 and became the Chairman and Chief Executive Officer in February 1998. Mr. Rudis has served as President of the Company since July 1997. He previously served as Executive Vice President of the Company from March 1994 until July 1997. He is President of Quorum Corporation, a private consulting firm involved in acquisitions and market development and has held that position since September 1984. From 1970 until 1984, he held various executive positions in CIT Financial Corporation, including Vice President and Regional Manager of that company's Commercial Finance Division.

     WILLIAM E. SHATLEY was named to the Board of Directors in February 1998 and has served as Senior Vice President and Treasurer of the Company since March 1994. He joined the Company in an executive capacity in October 1993, having previously served the Company on an advisory basis since the relocation of its corporate offices to Texas in 1992. Mr. Shatley, a Certified Public Accountant since 1970, previously conducted his own consulting and accounting practice (1982-1993), after having served as Vice President and Chief Financial Officer of Datotek, Inc. (1977-1982) and in an executive capacity with Arthur Andersen & Co. (1968-1977).

     MICHAEL F. BUCK is President of Mimatian Co., an operations and materials consulting firm. From August 1990 to August 1994, Mr. Buck served as Vice President of Bath Iron Works, Inc., a company engaged in building Aegis Class cruisers and destroyers for the United States Navy. From August 1989 to August 1990, Mr. Buck was a Vice President of Sabreliner Corporation, a company engaged in building, maintaining and overhauling executive jet aircraft. From March 1986 to August 1989, Mr. Buck was Vice President and Director of Procurement for International Telephone and Telegraph. He became a director of the Company in December 1989. Mr. Buck was elected Secretary of the Company in April 1999.

     GEORGE R. SCHRADER was appointed as a director in March 1994 to fill a vacancy on the Board of Directors. He is currently a named member of Schrader & Cline, LLC, a financial and governmental management consulting firm. From 1983 to 1993, he was a principal of Schrader Investment Company, whose activities paralleled those of Schrader & Cline, LLC. Mr. Schrader's additional experience includes ten years as City Manager for the city of Dallas, Texas and a total of nine years experience as City Manager for the Texas cities of Mesquite and Ennis.

     The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. No nominee is related by blood, marriage, or adoption to another nominee or to any executive officer of the Company or its subsidiaries or affiliates.

     Assuming the presence of a quorum, each of the nominees for director of the Company requires for his election the approval of the holders of a plurality of the shares of Common Stock represented and voting at the Annual Meeting.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board has standing Compensation and Audit Review Committees. The Compensation Committee is comprised of Messrs. Buck and Schrader. During fiscal 1998, the Compensation Committee met one time. The Compensation Committee (i) administers the Company's employee stock option plans and approves the granting of stock options and (ii) approves compensation for officers.

     The Audit Review Committee is composed of Messrs. Buck and Schrader. During fiscal 1998, the Audit Review Committee met twice. Its functions are to (i) recommend the appointment of independent accountants; (ii) review the arrangements for and scope of the audit by independent accountants; (iii) consider the adequacy of the system of internal controls and review any proposed corrective actions; and (iv) review and monitor the Company's policies regarding business ethics and conflicts of interest.

     The full Board of Directors met fifteen times during fiscal 1998. Each director attended all meetings of the Board of Directors and Committees on which such director served.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company receive no additional compensation for services as directors. Nonemployee directors receive an annual fee of $8,500, with additional fees of $2,500 and $1,500 for service on the Audit Committee and Compensation Committee, respectively, plus additional fees of $500 to $750 per Board and Committee meeting attended. Directors are also reimbursed for all expenses incident to their service on the Board of Directors.

     During March 1998, Mr. Buck and Mr. Schrader were granted options to purchase 30,000 and 50,000 shares, respectively, of Common Stock, exercisable at $0.75 per share (the fair market value at the date of grant) in whole or in part, expiring in March 2008.

     During July 1996, Mr. Buck and Mr. Schrader were each granted options to purchase 30,000 shares of Common Stock, exercisable at $2.00 per share (the fair market value at the date of grant), in whole or in part, expiring in July 2006.

     In March 1994, Mr. Schrader was granted options to purchase 50,000 shares of Common Stock. Mr. Schrader's options were exercisable at $5.25 per share (the fair market value at the date of grant), in whole or in part, and expired in March 1999.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The table and text below set forth the name, age, current position, and the principal occupation during the last five years of Mr. Harold Estes. Mr. Estes, although not an executive officer, is considered to be a key employee of the Company. Information with respect to the Company's two other executive officers, Messrs. Rudis and Shatley, is set forth above under the caption "--Nominees."

          Name       Age           Current Position
          ----       ---           ----------------
       Harold Estes  58         President of Texas Timberjack, Inc.

     Harold Estes is the President of Texas Timberjack, Inc. ("TTI"), a wholly owned subsidiary of the Company. TTI is a distributor of industrial and commercial timber and logging equipment with locations in Lufkin, Jasper, Cleveland and Atlanta, Texas. Mr. Estes has been President of TTI since 1984, when he acquired TTI from Eaton Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act"), requires the Company's directors, officers and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission (the "Commission") and the AMEX. Directors, officers and greater than 10 percent beneficial owners of the Company's equity securities are required by applicable regulations to furnish the Company with copies of all forms they file with the Commission pursuant to
Section 16(a).

     Based upon (i) a review of the copies of the forms furnished to the Company pursuant to the requirements of Section 16(a); (ii) information received by the Company in connection with various purchases and sales of the Company's equity securities; and (iii) the knowledge of the Company that Infinity Investors Limited ("Infinity") may have owned greater than ten percent of the Company's equity securities and has not filed the required forms with the Commission pursuant to Section 16(a), the Company believes that during fiscal 1998, all filing requirements applicable to its directors and executive officers were satisfied. However, with respect to the Company's greater than 10% beneficial owners of equity securities, Infinity may be delinquent in its Section 16(a) filing obligations.

     Based solely upon a review of the copies of forms furnished to the Company pursuant to the requirements of Section 16(a) and excluding Infinity, all holders of greater than 10% of the Company's equity securities have satisfied their Section 16(a) filing requirements.

BYLAW REQUIREMENTS

     The Company's bylaws provide that a nomination of a person for election to the Board of Directors may be made by (i) the Board of Directors, (ii) by a Nominating Committee established by the Board of Directors and (iii) by any stockholder of the Company entitled to vote at the annual meeting for the election of directors, provided that such stockholder submit written notice to the Company 20 days in advance of the annual meeting to be held on May 27, 1999 and 90 days in advance of all annual meetings thereafter, and provided further that such written notice contain information about the proposed nominee sufficient to comply with the disclosure requirements of the proxy rules promulgated by the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                            EXECUTIVE COMPENSATION

     The following table sets forth for fiscal 1998, 1997 and 1996 all compensation awarded or paid by the Company or its subsidiaries to Mr. Paul A. Tanner, the Company's previous Chairman of the Board and Chief Executive Officer, Mr. James Rudis, the Company's President and Mr. William E. Shatley, the Company's Senior Vice President, Treasurer and Chief Financial Officer (collectively, the "Named Executive Officers"). Other than as indicated in the table below, no executive officer of the Company received salary plus bonus in excess of $100,000 for the year ended September 30, 1998.

                          SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                             ANNUAL COMPENSATION                 AWARDS
                                      ---------------------------------       -------------
    NAME AND PRINCIPAL      FISCAL                       OTHER ANNUAL                               ALL OTHER
       POSITION              YEAR     SALARY    BONUS   COMPENSATION          OPTIONS/SARS        COMPENSATION
-------------------------  ---------  ---------  -----  ---------------       ------------        ------------
Paul a. Tanner...........     1998    $ 102,960  $   0  $         --(1)                -          $          -
Chairman, Chief               1997    $ 224,640  $   0  $         --(1)                -          $          -
Executive Officer and         1996    $ 196,560  $   0  $         --(1)          130,000          $          -
Director (2)                                                                          -

James Rudis..............     1998    $ 168,077  $   0  $         --(1)               -           $          -
Chairman,Chief Executive      1997    $ 138,240  $   0  $         --(1)               -           $          -
 Officer, President and       1996    $ 120,960  $   0  $         --(1)         130,000           $          -
Director (3)                                                                          -

William E. Shatley.......     1998    $ 126,000  $   0  $         --(1)               -           $          -
Senior Vice President,        1997    $ 108,000  $   0  $         --(1)               -           $          -
Treasurer,Chief Financial     1996    $  94,500  $   0  $         --(1)         100,000           $          -
 Officer and Director

_______________

(1) The Named Executive Officers each received certain perquisites and other personal benefits from the Company during fiscal 1998, 1997 and 1996. These perquisites and other personal benefits, however, did not equal or exceed 10% of the Named Executive Officers' salary and bonus during fiscal 1998,1997 or 1996.

(2) Mr. Tanner resigned as the Company's Chairman, Chief Executive Officer and Director in February 1998. At the time of Mr. Tanner's resignation, all stock options held by Mr. Tanner were canceled for no consideration of any kind, and Mr. Tanner is not eligible to participate in any stock option plan of the Company.

(3) Mr. Rudis was named Chairman and Chief Executive Officer upon Mr. Tanners's resignation in February 1998. Mr. Rudis, formerly the Company's Executive Vice President, became President in July 1997, also replacing Mr. Tanner in that position.

     No individual grants of stock options were made to the Named Executive Officers during the fiscal year ended September 30, 1998.

     The following table describes for the Named Executive Officers options and the potential realized value for his options as of September 30, 1998, which were granted in prior fiscal years.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                     SEPTEMBER 30, 1998 OPTION/SAR VALUES

                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED        IN-THE-MONEY
                                 OPTIONS/SARS                  OPTIONS/SARS
                                 AT SEPTEMBER 30, 1998         AT SEPTEMBER 30, 1998(1)
                                 ---------------------------   -------------------------------
          NAME                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE       UNEXERCISABLE
       ----------                -----------   -------------   -----------       -------------
      Paul a. Tanner........            0              --           $--                 $--
      James Rudis...........      276,500              --           $--                 $--
      William E. Shatley....      246,500              --           $--                 $--

      _____________
      (1) Based on $.4375 per share of Common Stock, which was the closing price per share of Common Stock on September 30, 1998 on the AMEX as reported by the Wall Street Journal.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of cash compensation for the executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industries within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions.

     The available forms of executive compensation include base salary, cash bonus awards and incentive stock options. Performance of the Company is a key consideration (to the extent that such performance can fairly be attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. Compensation paid to executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

     Based on comparative industry data, and after due consideration to the factors mentioned above, the Compensation Committee set Mr. Rudis' salary at $168,077 for fiscal 1998 and Mr. Tanner's salary at $102,960 for the period of the fiscal year prior to his resignation in February 1998. The Company did not pay any cash bonuses to Mr. Rudis or Mr. Tanner for fiscal 1998.

     The Compensation Committee believes that the compensation of the Company's other executive officers was reasonably related to the performance of the Company and those individuals during fiscal 1998.


                                         COMPENSATION COMMITTEE

                                         Michael F. Buck
                                         George R. Schrader


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was an executive officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Commission Regulation S-K. No executive officer of the Company served as a member of the Compensation Committee (or other Board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officers of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the Company.


COMMON STOCK PERFORMANCE GRAPH

     The following performance graph compares the five-year cumulative return of the Common Stock with that of a Broad Market Index (American Stock Exchange) and a Published Industry Index (MG Industry Group- Multi-Industry Companies). Each index assumes $100 invested at September 30, 1993, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
              POLYPHASE CORPORATION, BROAD MARKET AND PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 9/30/98)


[GRAPH APPEARS HERE]

     The following performance table compares the five-year cumulative return of the Common Stock with that of a Broad Market Index (AMERICAN STOCK EXCHANGE) and a Published Industry Index (MG Industry Group 341-Multi-Industry Companies). Each index assumes $100 invested at September 30, 1993, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS

--------------------------------------------------------------------------
COMPANY                   1993    1994    1995    1996    1997    1998
--------------------------------------------------------------------------
Polyphase Corporation    100.00  158.62   94.83  189.66   50.00   12.00
Industry Index           100.00  110.21  114.22  150.37  163.05   90.60
AMEX Market Index        100.00  101.93  122.80  127.81  165.42  135.70
--------------------------------------------------------------------------

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE PYRENEES OPTION

     In October 1992, the Company's Board of Directors authorized the issuance of options to purchase convertible preferred stock to the Pyrenees Group, a private investment firm controlled by Paul A. Tanner, the Company's former Chairman and Chief Executive Officer, or its assignees. The options are summarized as follows:

                  PREFERRED         CONVERSION         COMMON
 SERIES            SHARES             PRICE            SHARES
--------          ---------         ----------        ---------
A                   125,000             $  .50        2,500,000
B                   100,000               1.00        1,000,000
C                   100,000               2.00          500,000
D                   200,000               4.00          500,000
E                   475,000              10.00          475,000
                  ---------                           ---------
                  1,000,000                           4,975,000
                  =========                           =========

     During fiscal 1994 and 1995 Pyrenees exercised and converted Series A, B, and C Preferred Stock into common stock. In November, 1995, Pyrenees exercised the Series D option through the issuance of a 7% recourse note in the amount of $2,000,000, collateralized by the shares issued. During fiscal 1996 the shares were converted to 500,000 shares of common stock. During the years ended September 30, 1996 and 1997, principal payments of approximately $721,000 and $304,000, respectively were made on the note. The Company believes the remaining balance of $975,000 will be uncollectible and that it will recover the 500,000 shares of common stock that secure this note. As discussed in Note 13 to the Consolidated Financial Statements, the Company expects to recover these shares subsequent to September 30, 1998 and will account for this recovery as an unexercised stock option in accordance with Accounting Principles Board opinion No. 25, "Accounting for Stock Issued to Employees". As such, the difference between the note balance ($975,000) and the fair market value of the 500,000 shares (approximately $218,500 at September 30, 1998) will be recorded as a reduction in paid-in capital.

ADVANCES TO RELATED PARTIES

     On February 23, 1998, Mr. Paul A. Tanner resigned as Chief Executive Officer and Chairman of the Company's Board of Directors. Mr. James Rudis, the Company's President, was elected by the Board to assume the vacated positions. Following the resignation, a reserve of approximately $165,000 was established against all outstanding advances due from Mr. Tanner.

     During fiscal years 1994 and 1995 a number of advances were made to Mr. Tanner which aggregated approximately $2,000,000. In December 1995 the advances were refinanced though the issuance to the Company of a 12% unsecured demand note from Mr. Tanner. Also during the aforementioned periods the Company made non-interest bearing cash advances of approximately $1.5 million to Pyrenees.

     During January 1996, the Company reached an agreement to manage a project to develop and build a multi-purpose sports facility in Las Vegas, Nevada. The project was being developed by PLY Stadium Partners, Inc. ("Stadium Partners"), a private investment firm controlled by Mr. Tanner independent of Polyphase.
The Company agreed to provide to Stadium Partners up to $4 million of debt (1) convertible into a 14% economic interest in the project and (2) guaranteed personally by Mr. Tanner and Pyrenees. As part of this agreement, the aforementioned amounts receivable from Mr. Tanner and Pyrenees (approximately $3.5 million), together with subsequent amounts advanced, charged or accrued to or on behalf of Stadium Partners were considered as components of the $4 million of convertible debt, bearing interest at 12.0% and guaranteed personally by Mr. Tanner and Pyrenees. Through September 30, 1996, the Company advanced an additional $9.27 million, for an approximate total of $13.3 million.

     During the twelve months ended September 30, 1996, the Company accrued management and service revenues of $2,550,000 and interest income of $790,000 related to the Company's activities with Stadium Partners, the collectibility of which was dependent upon the success of the project and/or the guarantees referred to above. As a result of the terms of the financing arrangements with Lehman described below, Stadium Partners was precluded from making any distributions until permanent project financing was secured or stadium suite sales were made that were sufficient to repay the financing from Lehman. As a consequence of Stadium Partners' inability to effect such sales or obtain such financing by March 15, 1997, in order to make its payment to the Company on such date, the Company established a reserve of $3.34 million as of September 30, 1996, which represented all income accrued in 1996.

     On November 15, 1996, Stadium Partners, through a newly-formed partnership, purchased 62 acres in Las Vegas for the development of the stadium and adjacent convention facility. Financing was provided by Lehman Brothers Holdings, Inc. ("Lehman") through a partnership, Nevada Stadium Partners Limited Partnership ("Nevada Partnership") with Lehman receiving an equity interest in the project.

     The Company guaranteed the repayment of the Lehman loan on behalf of
Stadium Partners.   The guarantee is only effective in certain circumstances or upon the occurrence of certain events. A foreclosure sale was conducted on or about July 15, 1998. Notwithstanding such foreclosure action, the Company, based on the advice of legal counsel, does not believe that it will incur any significant liability as a result of this guarantee. As a result, the Company believes the existence of such guarantee will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

     The loan agreement with Lehman required certain prepayments by Nevada Partnership, the first of which, in the amount of $5.0 million became due in January 1997. This was paid primarily with funds advanced by the Company, of which $2.4 million was obtained from an existing credit line and $2.5 million was obtained from a six month term note, collateralized by the Company's corporate office building. In connection with the loan transaction, the Company entered into a consulting agreement with a principal of the lender, whereby the Company granted such party an option to purchase 200,000 shares of the Company's common stock at $.01 per share; this option was assigned a value of $973,000 which was charged to expense during fiscal 1997.

     The second prepayment requirement of $20.0 million became due in May 1997; this payment was not made. As a result of the failure to make this payment, another agreement was entered into among the borrower, Lehman and the Company as of July 1, 1997. This agreement generally provided forbearance by Lehman until September 30, 1997, to allow additional time to raise the funds to make the principal payment. The terms of the forbearance agreement were not met by the September deadline, and the note matured unpaid in November 1997.

     As a result of the above, the Company recorded a charge to earnings for the year ended September 30, 1997, in the amount of $14.8 million, representing all amounts remaining unpaid by Stadium Partners, net of the reserve established in 1996. Amounts which may subsequently be recovered, if any, will be recognized as income when collection is assured.

     During April 1998, the Company filed suit against PLY Stadium Partners, Inc., and against Mr. Tanner and Pyrenees, the guarantors of the debt. As of September 30, 1998, the amount ultimately recoverable as a result of this litigation, if any, is not determinable. However, in enforcing these guarantees, the Company expects either through judicial foreclosure or otherwise, to obtain the rights to 2,000,000 shares of Polyphase common stock owned by Pyrenees and held by Mr. Harold Estes as secondary collateral as described more fully in Notes 3, 9 and 10 to the Consolidated Financial Statements.

OTHER TRANSACTIONS

     Other assets include an insurance premium receivable from Mr. Harold Estes representing insurance premiums paid by TTI on his behalf. As of September 30, 1998, the insurance premium receivable was $592,000.

     In connection with the purchase of TTI, the Company acquired a note receivable from an officer of TTI. The note is secured by marketable securities, is payable within one year and bears interest at 3.96%. As of September 30, 1998 the balance outstanding was $335,380 and the note has been classified as a related party receivable. Also included in related party receivables at September 30, 1998 are approximately $335,275 in notes receivable from employees of TTI subsidiaries payable within one year.

     During fiscal 1994 and 1995 Pyrenees exercised and converted Series A, B, and C Preferred Stock into common stock. In November, 1995, Pyrenees exercised the Series D option through the issuance of a 7% recourse note in the amount of $2,000,000, collateralized by the shares issued. During fiscal 1996 the shares were converted to 500,000 shares of common stock. Principal payments of approximately $1,025,000 were made on the note during fiscal 1996 and 1997. The Series E option expired unexercised.


              PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES
                       SUBJECT TO THE 1994 EMPLOYEE PLAN
                                 (PROPOSAL 2)

GENERAL

     On April 13, 1999, the Board of Directors approved, subject to stockholder approval, a proposal to amend the 1994 Employee Plan to increase the number of shares of the Company's Common Stock available for issuance under the 1994 Employee Plan by 750,000 shares from 1,000,000 shares to 1,750,000 shares.

     If approved by the stockholders at the Annual Meeting, the first sentence of Section 3 of the 1994 Employee Plan will be amended to provide as follows:

          "The Company may grant to Eligible Persons from time to time Options to purchase an aggregate of up to 1,750,000 Shares from Shares held in the Company's treasury or from authorized and unissued Shares.

     The remaining language of Section 3 will not be changed and the only effect of the amendment will be to increase the number of shares of Common Stock issuable upon the exercise of stock options granted under the 1994 Employee Plan.

     Over recent years, the Company's operations have grown substantially and rapidly. As a result, the Company now has many more employees and consultants than it did when the 1994 Employee Plan was originally approved by the stockholders. The proposed amendment will provide the Company with the ability to issue options to members of its expanded employee and consultant base and will enable the Company to continue the purpose of the 1994 Employee Plan by providing additional incentives to attract and retain qualified and competent employees and consultants, upon whose judgement the success of the Company is largely dependent.

     Stockholder approval is required by Rule 16b-3 promulgated by the Commission under the Exchange Act and the rules of the AMEX. Approval of the amendment by the stockholders of the Company is advisable in order for the 1994 Employee Plan to continue to comply with Rule 16b-3. Rule 16b-3 provides an exemption from the operation of the "short-swing profit" recovery provisions of
Section 16(b) of the Exchange Act, with respect to the acquisition of stock options, transactions relating to stock appreciation rights and the use of already owned shares of Common Stock as payment for the exercise price of stock options.

     The Company has previously registered the 1,000,000 shares currently issuable under the 1994 Employee Plan under the Securities Act of 1933, as amended (the "Act"). The Company intends to register with the Commission on Form S-8 the 750,000 additional shares to Common Stock issuable under this amendment under the Act, assuming the stockholders approve the proposal to increase the number of available shares.

     Since participation in the 1994 Employee Plan is voluntary and is generally open to all employees (see "Eligibility and Participation"), it is not possible at this time to indicate the number, names or positions of employees who will receive options or the number of shares for which options will be granted to any employee under the 1994 Employee Plan. The 1994 Employee Plan is not subject to the qualification requirements of Section 401 of the Code, nor is the 1994 Employee Plan subject to any provisions of ERISA.


PURPOSE

     The purpose of the 1994 Employee Plan is to advance the interest of the Company by providing additional incentives to attract and retain qualified and competent employees and consultants, upon whose efforts and judgment the success of the Company (including its subsidiaries) is largely dependent, through the encouragement of stock ownership in the Company by such persons. Unless the context otherwise requires, references to the Company in this discussion of the 1994 Employee Plan shall mean the Company and any corporation wherein the Company owns, directly or indirectly, 50% or more of the total combined voting power (a "Subsidiary").

ELIGIBILITY

     Those persons who are either (i) employees of the Company, (ii) under written contract (a "Consulting Contract") to provide consulting services to the Company (a "Consultant"), or (iii) directors of a Subsidiary, are eligible to participate in the 1994 Employee Plan; provided, however, that directors of the Company who are not employees of the Company are not eligible to participate in the 1994 Employee Plan. As of the date of this Proxy Statement, substantially all the Company's full-time employees were eligible for options issuable pursuant to the 1994 Employee Plan ("1994 Employee Options").

TYPES OF OPTIONS

     The 1994 Employee Plan authorizes (i) the granting of incentive stock options ("1994 Incentive Options") to purchase Common Stock to eligible persons,
(ii) the granting of nonqualified stock options ("1994 Nonqualified Options") to purchase Common Stock to eligible persons and (iii) the use of already owned Common Stock as full or partial payment for the exercise price of options granted under the 1994 Employee Plan. Unless the context otherwise requires, the term "1994 Employee Option" includes both 1994 Incentive Options and 1994 Nonqualified Options.

ADMINISTRATION

     The 1994 Employee Plan is currently administered by the Compensation Committee of the Board of Directors (the "1994 Employee Plan Administrator"). The 1994 Employee Plan Administrator consists of two (2) members of the Board of Directors, each of whom is a disinterested person.

SHARES OF COMMON STOCK SUBJECT TO THE 1994 EMPLOYEE PLAN

     Assuming approval of this Proposal 2, a total of 1,750,000 shares of Common Stock (subject to adjustment as discussed below) will have been reserved for sale upon exercise of 1994 Employee Options granted under the 1994 Employee Plan.

EXERCISE PRICE OF 1994 EMPLOYEE OPTIONS

     The 1994 Incentive Options may not be granted with an exercise price per share that is less than the fair market value of the Common Stock at the date of grant. The 1994 Nonqualified Options may be granted with any exercise price determined by the 1994 Employee Plan Administrator.

PAYMENT OF EXERCISE PRICE

     The exercise price of a 1994 Employee Option may be paid in cash, by certified or cashier's check, by money order, by personal check or by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock; provided, however, that if the optionee acquired such stock directly or indirectly from the Company, he shall have owned such stock to be surrendered for six months prior to tendering such stock for the exercise of the 1994 Employee Option.

SPECIAL PROVISIONS FOR 1994 INCENTIVE STOCK OPTIONS

     An eligible employee may receive more than one 1994 Incentive Option, but the maximum aggregate fair market value of the Common Stock (determined when the 1994 Incentive Option is granted) with respect to which 1994 Incentive Options are first exercisable by such employee in any calendar year cannot exceed $100,000. In addition, no 1994 Incentive Option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless the exercise price is set at not less than 110% of the fair market value of the shares subject to such 1994 Incentive Stock Option on the date of grant and such 1994 Incentive Option expires not later than five (5) years from the date of grant. Awards of 1994 Nonqualified Options are not subject to these special limitations.

NONTRANSFERABILITY OF 1994 EMPLOYEE OPTIONS

     No 1994 Employee Option granted under the 1994 Employee Plan is assignable or transferable, otherwise than by will or by laws of descent and distribution. During the lifetime of an optionee, his 1994 Employee Option is exercisable only by him or his guardian or legal representative.

EXERCISABILITY OF 1994 EMPLOYEE OPTIONS

     The 1994 Employee Plan Administrator, in its sole discretion, may limit the optionee's right to exercise all or any portion of a 1994 Employee Option until one or more dates subsequent to the date of grant. The 1994 Employee Plan Administrator also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of a 1994 Employee Option may be exercised.

     The 1994 Employee Plan provides that 30 days prior to certain major corporate events such as, among other things, certain changes in control, mergers or sales of substantially all of the assets of the Company (a "Major Corporate Event"), each 1994 Employee Option shall immediately become exercisable in full.

EXPIRATION OF 1994 EMPLOYEE OPTIONS

     The expiration date of a 1994 Employee Option is determined by the 1994 Employee Plan Administrator at the time of the grant, but in no event may a 1994 Employee Option be exercisable after the expiration of 10 years from the date of grant of the 1994 Employee Option.

     It terminated for cause, all rights of an optionee under the 1994 Employee Plan cease and the 1994 Employee Options granted to such optionee become null and void for all purposes. The 1994 Employee Plan further provides that in most instances a 1994 Employee Option must be exercised by the optionee within 30 days after the termination of the Consulting Contract between such optionee and the company or termination of the optionee's employment with the Company, as the case may be (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such 1994 Employee Option was exercisable on the date of such termination. If the optionee is not otherwise employed by or a Consultant to the Company, his 1994 Employee Option must by exercised within 30 days of the date he ceases to be a director of a Subsidiary.

     Generally, if an optionee's employment or Consulting Contract is terminated due to mental or physical disability, the optionee will have the right to exercise the 1994 Employee Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by, or providing consulting services under a Consulting Contract to, the company, the 1994 Employee Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee's death by the optionee's legal representative or legatee.

     As described above, a 1994 Employee Option becomes exercisable in full 30 days prior to a Major Corporate Event. In anticipation of a Major Corporate Event, however, the 1994 Employee Plan Administrator may, after notice to the optionee, cancel the optionee's 1994 Employee Options on the consummation of the Major Corporate Event. The optionee, in any event, will the opportunity to exercise his 1994 Employee Options in full prior to such Major Corporate Event.

ADJUSTMENTS

     The 1994 Employee Plan provides for adjustments to the number of shares under which 1994 Employee Options may be granted, to the number of shares subject to outstanding 1994 Employee Options and to the exercise price of such outstanding 1994 Employee Options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Grants of 1994 Employee Options

     Under current tax laws, the grant of a 1994 Employee Option will not be a taxable event to the recipient optionee, and the Company will not be entitled to a deduction with respect to such grant.

     Exercise of 1994 Nonqualified Options and Subsequent Sale of Stock

     Upon the exercise of a 1994 Nonqualified Option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of shares of Common Stock received over the exercise price. The taxable income recognized upon exercise of a 1994 Nonqualified Option will be treated as compensation income subject to withholding and the Company will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When Common Stock received upon the exercise of a 1994 Nonqualified Option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the Common Stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

     Exercise of 1994 Incentive Options and Subsequent Sale of Stock

     The exercise of a 1994 Incentive Option will not be taxable to the optionee, and the Company will not be entitled to any deduction with respect to such exercise. However, to qualify for this favorable tax treatment of incentive stock options under the Internal Revenue Code (the "Code"), the optionee may not dispose of the shares of Common Stock acquired upon the exercise of a 1994 Incentive Option until after the later of two years following the date of grant or one year following the date of exercise. The surrender of shares of Common Stock acquired upon the exercise of a 1994 Incentive Option in payment of the exercise price of a 1994 Employee Option within the required holding period for incentive stock options under the Code will be a disqualifying disposition of the surrender shares. Upon any subsequent taxable disposition of shares of Common Stock received upon exercise of a qualifying 1994 Incentive Option, the optionee generally will recognize long-term or short-term capital gain (or loss) equal to the difference between the total amount realized and the exercise price of the 1994 Employee Option.

     If a 1994 Employee Option that is intended to be an incentive stock option under the Code does not qualify for favorable incentive stock option treatment under the Code due to the failure to satisfy the holding period requirements, the optionee may recognize ordinary income in the year of the disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income an optionee shall recognize in the year of a disqualifying disposition shall be the lower of (i) the excess of the amount realized over the exercise price or (ii) excess of the fair market value of the Common Stock at the time of the exercise over the exercise price. In addition, the optionee shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the Common Stock at the time of the exercise. Such capital gain shall be taxable as long-term or short-term capital gain, depending on the optionee's holding period for such shares.

     Notwithstanding the favorable tax treatment of 1994 Incentive Options for regular tax purposes, as described above, for alternative minimum tax purposes, a 1994 Incentive Option is generally treated in the same manner as a 1994 Nonqualified Option. Accordingly, an optionee must generally include in alternative minimum taxable income for the year in which a 1994 Incentive Option is exercised the excess of the fair market value on the date of exercise of the shares of Common Stock received over the exercise price. If, however, an optionee disposes of shares of Common Stock acquired upon the exercise of a 1994 Incentive Option in the same calendar year as the exercise, only an amount equal to the optionee's ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee's calculation of alternative minimum taxable income in such calendar year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE 1994 EMPLOYEE PLAN.



 FILE WITH THE AMEX AN ADDITIONAL LISTING APPLICATION ENABLING THE COMPANY TO ISSUE SHARES OF COMMON STOCK IN EXCESS OF RESTRICTIVE LIMITS SET FORTH BY THE
                        AMEX COMPANY GUIDE SECTION 713.
                                 (PROPOSAL 3)

BACKGROUND

     On November 10, 1995, the Company entered into a Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement") with Infinity whereby the Company agreed to sell to Infinity 250,000 shares of the Company's Series A-3 Convertible Preferred Stock, $0.01 par value per share (the "Preferred Stock") for an aggregate purchase price of $2,500,000. The rights and preferences of the Preferred Stock were described in the Certificate of Designations of the Preferred Stock filed with the Secretary of State of Nevada on November 8, 1995. Each of the Purchase Agreement and the Certificate of Designations have been filed as exhibits to the Company's Annual Report on Form 10-K (Exhibits 10.32 and 4.2, respectively, to the Company's Annual Report on Form 10-K for the Period ended September 30, 1995).

     Section 5(b) of the Certificate of Designations provides that the Preferred Stock was originally to be convertible into two (2) shares of Common Stock for each share of Preferred Stock, to result in a total of 500,000 shares of the Company's Common Stock at a conversion price of $5.00 per share, subject to adjustment as described below. An Additional Listing Application covering the issuance of a total of 500,000 shares of Common Stock to Infinity was approved by the AMEX on October 14, 1996.

     Section 5(e) of the Certificate of Designations provides for an adjustment to the conversion price in the event that, beginning on or after November 10, 1997, the closing sales price of the Company's common stock averages less than $5.00 per share during any 30 day period; such adjustment is to remain in effect until the average price exceeds $5.00 per share. Due to the price of the Company's Common Stock in November 1997 and subsequent to that time, the adjusted conversion price has become the closing market price immediately prior to conversion.

     Based upon the adjusted conversion price and as described in the Certificate of Designations, each share of Preferred Stock may be converted into the number of whole shares of the Company's Common Stock that is calculable by multiplying the number of shares of Preferred Stock being converted by ten (10) and dividing such number by the closing sales price of the common stock on the day immediately preceding the date that written notice of conversion is given to the Company by the holder of the Preferred Stock. Because the price of the Common Stock is continually fluctuating, it is not possible to determine the number of shares of the Company's Common Stock into which the Preferred Stock may ultimately be converted.

     During 1996, the Company and Infinity agreed that 125,000 shares of the Preferred Stock would be returned to the Company in consideration for the exercise of a stock option by an associate of Infinity. Additionally, the Company and Infinity agreed that the Certificate of Designations for the Preferred Stock be amended to allow for the payment of accrued dividends in Common Stock as opposed to cash.

     Pursuant to the AMEX guidelines discussed below, a second Additional Listing Application was filed by the Company and approved by AMEX on December 31, 1997, increasing the number of shares issuable pursuant to conversions by Infinity to a total of 2,500,000.

     As of the Record Date, the entire 2,500,000 shares approved by AMEX have been issued to Infinity. Infinity's remaining holdings of Preferred Stock, together with accrued dividends thereon, would result, based upon the closing market price on the Record Date, in an additional 1,762,665 Common Shares being issuable upon conversion. It should be noted that

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

this number of shares will increase as a result of additional dividend accruals and could either increase or decrease as a result of subsequent fluctuations in the market price of the Company's Common Stock.

     An agreement between the Company and Infinity executed in November 1998 provided, among other things, that certain disputed accrued dividends were compromised and therefore reduced to zero; that Infinity's conversions would be limited to certain maximum monthly amounts; that the Company would timely effect all subsequent conversions of the Preferred Stock, and that the Company would seek AMEX approval of additional issuances of the Company's Common Stock in excess of the restrictive limits of AMEX as discussed below, if the previously listed 2,500,000 shares were insufficient to effect conversions of all Infinity's Preferred Stock.


AMEX GUIDELINES

     Section 713 of the AMEX Company Guide requires that a company seeking to sell or issue shares of its Common Stock equal to 20% or more of the then outstanding Common Stock for less than the greater of book or market value of the Common Stock, must receive stockholder approval as a prerequisite to approval of applications for additional listing of shares. At the time the Purchase Agreement was executed, the Company had 12,621,966 shares of Common Stock issued and outstanding; therefore, an application for an additional listing of shares in excess of 2,524,393 (or 20% of 12,621,966) would require stockholder approval. As discussed above, on December 19, 1997, in connection with the Infinity transaction, the Company filed with AMEX an application for a listing of a total of 2,500,000 additional shares of Common Stock; such application was subsequently approved by AMEX. In connection therewith, the Company was required to issue a letter to AMEX representing that it was aware of the restrictions of Section 713 of the AMEX Company Guide and that it would not seek approval for an additional listing of shares in excess of the 2,500,000 shares already approved without first securing the approval of the stockholders.

STOCKHOLDER APPROVAL

     As described above, Infinity has received 2,500,000 shares of the Company's Common Stock from its conversions of the Preferred Stock. The Company has agreed to use its best efforts to secure the approval of its stockholders and AMEX in connection with the filing of an application for the additional listing of shares in excess of the 20% restriction imposed by Section 713 of the AMEX Company Guide. Any further conversions of the Preferred Stock by Infinity will require that the Company file a listing for additional shares. Because the issuance of any shares of Common Stock above the 2,500,000 shares already listed will exceed the 20% maximum, the Company cannot file an application for an additional listing of shares with AMEX without prior approval of the stockholders.

     Only upon receiving the approval of the stockholders, can the Company issue additional shares of Common Stock to Infinity upon any further conversion of the Preferred Stock requested by Infinity. If, however, the Company does not receive the approval of the stockholders, the Company cannot issue Common Stock to Infinity, upon Infinity's additional conversions, of the Preferred Stock without violating AMEX Company Guide Section 713. The Company is currently in litigation with Infinity regarding issues related to the Preferred Stock. The Company anticipates that its failure to issue such additional shares of Common Stock following any future conversion request by Infinity, may result in new claims being advanced in the litigation with Infinity. Therefore, the Company is hereby seeking the approval of the stockholders to file an additional listing application for an additional listing of shares in excess of the 20% maximum amount.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" FILING AN ADDITIONAL LISTING APPLICATION WITH THE AMEX ENABLING THE COMPANY TO ISSUE SHARES OF COMMON STOCK IN EXCESS OF RESTRICTIVE LIMITS SET FORTH BY AMEX COMPANY GUIDE SECTION 713.

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

                                 OTHER MATTERS
                                 (PROPOSAL 4)


     At the time this Proxy Statement was published, the Board of Directors knew of no other matters constituting a proper subject for action by the stockholders which would be presented at the Annual Meeting. However, if any matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by said proxies in accordance with their judgement on such matters.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the fiscal year ended September 30, 1998 have been examined by the firm of Ernst & Young LLP ("Ernst & Young"). A representative of Ernst & Young is expected to be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he desires and be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders of the Company who intend to present a proposal for action at the 1999 Annual Meeting of Stockholders of the Company must notify the Company's management of such intention by notice received at the Company's principal executive offices no later than January 29, 2000.



                              BY ORDER OF THE BOARD OF DIRECTORS

                              JAMES RUDIS
                              Chairman of the Board and
                              Chief Executive Officer

May 6, 1999
Addison, Texas


     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED, ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

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